UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Pearlstein, Alan

   c/o Big City Bagels, Inc.
   99 Woodbury Road
   Hicksville, NY  11801
   USA
2. Issuer Name and Ticker or Trading Symbol
   Big City Bagels, Inc.
   BIGC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 28, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |2/9/99|C   | |53,090            |A  |(1)        |                   |I     |By Brass Capital, L.L.C. (2|
                           |      |    | |                  |   |           |                   |      |)                          |
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Common Stock               |2/10/9|C   | |32,798            |A  |(1)        |                   |I     |By Brass Capital L.L.C. (2)|
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/5/99|S   | |21,436            |D  |$0.386     |                   |I     |By Brass Capital, L.L.C. (2|
                           |      |    | |                  |   |           |                   |      |)                          |
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Common Stock               |2/8/99|S   | |18,884            |D  |$0.40      |                   |I     |By Brass Capital, L.L.C. (2|
                           |      |    | |                  |   |           |                   |      |)                          |
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Common Stock               |2/9/99|S   | |5,000             |D  |$1.781     |                   |I     |By Brass Capital, L.L.C. (2|
                           |      |    | |                  |   |           |                   |      |)                          |
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Common Stock               |2/10/9|S   | |5,000             |D  |$1.25      |                   |I     |By Brass Capital, L.L.C. (2|
                           |9     |    | |                  |   |           |                   |      |)                          |
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Common Stock               |2/17/9|S   | |1,000             |D  |$1.05      |                   |I     |By Brass Capital, L.L.C. (2|
                           |9     |    | |                  |   |           |                   |      |)                          |
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Common Stock               |2/19/9|S   | |2,500             |D  |$0.835     |                   |I     |By Brass Capital, L.L.C. (2|
                           |9     |    | |                  |   |           |                   |      |)                          |
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Common Stock               |2/25/9|S   | |8,300             |D  |$0.803-$1.1|                   |I     |By Brass Capital, L.L.C. (2|
                           |9     |    | |                  |   |3          |                   |      |)                          |
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Common Stock               |2/26/9|S   | |2,000             |D  |$0.981     |62,088             |I     |By Brass Capital, L.L.C. (2|
                           |9     |    | |                  |   |           |                   |      |)                          |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Class A  Convertible P|(1)     |-    |C   | |3,840      |D  |Immed|-    |Common Stock|(1)    |(1)    |            |I  |By Brass Cap|
referred Stock ($10.00|        |     |    | |           |   |.    |     |            |       |       |            |   |ital, L.L.C.|
 per share stated valu|        |     |    | |           |   |     |     |            |       |       |            |   | (2)        |
e)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The number of shares of common stock to be issued upon conversion of the Class A Preferred Stock is determined by dividing the stated value of the Class A Preferred Stock being converted plus dividends accrued by the greater of (i) 75% of the average closing bid price of the common stock for the five consecutive trading days prior to conversion or (ii)
$0.2585.
(2) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
SIGNATURE OF REPORTING PERSON
/s/   Alan Pearlstein
DATE
March 10, 1999